[CHASE LOGO]


            _______________________________________________________


                CUSTODY AND FUND ACCOUNTING SERVICES AGREEMENT


                                     AMONG


                           NUVEEN SENIOR INCOME FUND



                   CHASE BANK OF TEXAS, NATIONAL ASSOCIATION


                                      AND


                      CHASE GLOBAL FUNDS SERVICES COMPANY



                               October __, 1999

                               Table of Contents
                               -----------------

Section                                           Page
-------                                           ----


1.     Appointment; Intention of the Parties......   1

2.     Definitions................................   1

3.     Delivery of Documents......................   3

4.     Instructions...............................   4

5.     Services Provided; Use of Agents...........   5

6.     Fees and Expenses..........................   6

7.     Limitation of Liability and Indemnification   7

8.     Rights over Securities; Set-off............   9

9.     Fund Representations.......................   9

10.    Term.......................................   9

11.    Miscellaneous..............................  10


                         -----------------------------


                                                                    Page
                                                                    ----

Schedule A  --  Custody and Fund Processing Services Description..  A-1

Schedule B  --  Fund Accounting Services Description..............  B-1

Schedule C  --  Fees and Expenses.................................  C-1

         CUSTODY AND FUND ACCOUNTING SERVICES AGREEMENT (this "Agreement") dated as of October __, 1999, by and among Nuveen Senior Income Fund, a Massachusetts business trust (the "Fund"), Chase Bank of Texas, National Association, a national banking association ("Chase Texas"), and Chase Global Funds Services Company, a Delaware corporation ("Chase Boston"; Chase Texas and Chase Boston referred to herein together as "Chase").

                             W I T N E S S E T H:

         WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to contract with Chase to provide certain services with respect to the Fund;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

    1. Appointment; Intention Of Parties. (a) The Fund hereby appoints Chase Texas to act as custodian of the Fund's portfolio of loans, securities, cash and other property and to perform certain loan processing and other services, as provided in Section 5 of and Schedule A to this Agreement, and appoints Chase Boston to provide certain fund accounting and related services for the Fund, as provided in Section 5 of and Schedule B to this Agreement, for the period and on the terms set forth herein. Chase accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of and Schedule C to this Agreement.

          (b) This Agreement sets out the terms governing custodial, settlement, loan tracking, fund accounting and certain other associated services offered by Chase to the Fund. Chase will be responsible for the performance of only those duties that are set forth in this Agreement or expressly contained in Instructions that are consistent with the provisions of this Agreement and with Chase's operations and procedures. The Fund acknowledges that Chase is not providing any legal, tax or investment advice in providing the services hereunder.

    2.   Definitions.

         (a) As used herein, the following terms have the meaning hereinafter stated.

     "Account" has the meaning set forth in Schedule A of this Agreement.

     "Affiliate" means an entity controlling, controlled by, or under common control with, Chase.

     "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

     "Applicable Law" means any statute, whether national, state or local, applicable in the United States or any other country, the rules of the treaty establishing the European Community, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.

     "Authorized Person" means any person (including the Investment Adviser or other agent) who has been designated by written notice from the Fund or its designated agent to act on behalf of the Fund hereunder. Such persons will continue to be Authorized Persons until such time as Chase receives Instructions from the Fund or its designated agent that any such person is no longer an Authorized Person.

     "Cash Account" has the meaning set forth in Schedule A of this Agreement.

     "Chase" has the meaning set forth in the introductory paragraph of this Agreement.

     "Chase Boston" has the meaning set forth in the introductory paragraph of this Agreement.

     "Chase Texas" has the meaning set forth in the introductory paragraph of this Agreement.

     "Corporate Action" means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account or a Senior Loan in the Loan Account that requires discretionary action by the holder, but does not include proxy voting.

     "Entitlement Holder" means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

     "Financial Asset" means, as the context requires, either the asset itself or the means by which a person's claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. "Financial Asset" does not include cash or Senior Loans.

     "Fund" has the meaning set forth in the introductory paragraph of this Agreement.

     "Indebtedness" has the meaning set forth in Section 8(a) hereof.

     "Instructions" has the meaning set forth in Section 4(a) hereof.

     "Investment Adviser" means Nuveen Senior Loan Asset Management Inc.

     "Liabilities" means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

     "Loan Account" means a custody account in the name of the Fund for any and all Senior Loans received by Chase Texas for the account of the Fund.

     "1940 Act" has the meaning set forth in the first recital of this Agreement.

     "1933 Act" has the meaning set forth in section 3(e) hereof.

     "Notification" has the meaning set forth in Schedule A of this Agreement.

     "SEC" has the meaning set forth in Section 3(d) hereof.

     "Securities" means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. "Securities" also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Chase Texas for the Securities Account.

     "Securities Account" means each Securities custody account on Chase Texas's records to which Financial Assets are or may be credited pursuant hereto.

     "Securities Depository" has the meaning set forth in Schedule A of this Agreement.

     "Securities Entitlement" means the rights and property interest of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

     "Securities Intermediary" means Chase Texas, a Securities Depository, and any other financial institution which in the ordinary course of business maintains custody accounts for others and acts in that capacity.

     "Senior Loans" means U.S. dollar denominated senior secured or unsecured loans, whose interest rates float or adjust periodically based on a benchmark interest rate, of borrowers organized or located in the United States or countries located outside the United States.

         (b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

    3.   Delivery of Documents.

         The Fund has furnished Chase with copies, properly certified or authenticated, of the following:

         (a) Resolutions of the Board of Trustees of the Fund authorizing the appointment of Chase Texas as custodian of the Securities, Senior Loans, cash and other property of the Fund and the appointment of Chase Texas and Chase Boston to provide certain services to the Fund and approving this Agreement;

         (b) Incumbency and signature certificates identifying and containing the signatures of the Fund's Authorized Persons;

         (c) The Fund's Declaration of Trust filed with the Commonwealth of Massachusetts and all amendments thereto and the Fund's By-Laws and all amendments thereto;

         (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

         (e) The Fund's most recent registration statement including exhibits on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act, as filed with the SEC;

         (f) Copies of the Investment Advisory Agreement between the Fund and its investment adviser;

         (g) The Fund's prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto; and

         (h) Such other agreements as the Fund may enter into from time to time including, without limitation, securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements, auditors' reports and such opinions of counsel as Chase may request.

     4.  Instructions.

         (a) Chase is authorized to act under this Agreement (or to refrain from taking action) in accordance with the instructions received by Chase from Authorized Persons, via telephone, telex, facsimile transmission, or other teleprocess or electronic instruction or trade information system acceptable to Chase ("Instructions"). Chase will have no responsibility for the authenticity or propriety of any Instructions that Chase believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or
authentication pursuant to terms and conditions that Chase may specify.   The
Fund authorizes Chase to accept and act upon any Instructions received by it without inquiry. The Fund will indemnify Chase, its officers, directors, agents and employees, against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Chase, its officers, directors, agents and employees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Chase is authorized to rely under the terms of this

Agreement. Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

         (b) Chase may (in its sole discretion and without affecting any part of this Section 4) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Chase will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

         (c) In executing or paying a payment order Chase may rely upon the identifying number (e.g., Fedwire routing number or account) of any party as instructed in the payment order. The Fund assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Chase.

         (d) Any Instructions delivered to Chase by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked "Confirmation." Chase will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instructions received. Either party may record any of their telephonic communications. The Fund will comply with any security procedures reasonably required by Chase from time to time with respect to verification of Instructions. The Fund will be responsible for safeguarding any test keys, identification codes or other security devices that Chase will make available to the Fund or any Authorized Person.

         (e) Chase need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice but will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

         (f) Chase has established cut-off times for receipt of some categories of Instruction, which will be made available to the Fund. If Chase receives an Instruction after its established cut-off time, it will attempt to act upon the Instruction on the day requested if Chase deems it practicable to do so or otherwise as soon as practicable after that day.

    5.   Services Provided; Use Of Agents.

         (a) Chase will provide custody, loan processing and fund accounting services for the Fund. A detailed description of each of the above services is contained in Schedules A and B, respectively, to this Agreement, which Schedules are incorporated by reference and made a part of this Agreement.

         (b) Chase will maintain records relating to the services provided hereunder in such form and manner as Chase may deem appropriate or advisable.
To the extent required by Section 31 of the 1940 Act and the rules thereunder, Chase Boston agrees that all such records prepared or maintained by Chase Boston relating to the services provided hereunder will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and copies of such records shall be made available in accordance with such Section and rules.

         Chase may provide certain services under this Agreement through third parties. Chase will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it does not customarily provide itself.

    6.   Fees and Expenses.

         (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay Chase monthly fees and expenses (including legal fees) determined as set forth in Schedule C to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Except as provided in Schedule C hereto with respect to a termination prior to November 1, 2001, upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

         (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board of Trustees of the Fund.

         (c) The Fund may request additional services, additional processing, or special reports, with such specifications, requirements and documentation as may be reasonably required by Chase. If Chase elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges.

         (d) Chase will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse Chase for any services, equipment or supplies and the like ordered by or for the Fund through Chase and for any other expenses that Chase may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Expenses that may be incurred in the operation of the Fund and that are to be borne by the Fund include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers, directors and trustees who are not officers, directors, shareholders or employees of Chase, or the Fund's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees; processing services and related fees; postage, printing and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund's distributor to bear the expense of all other printing, production, and distribution of prospectuses and marketing materials); clearing and processing charges of clearing corporations; expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Fund stationery and forms; costs and expenses of special telephone, customer service, other telephone expenses and data lines and devices; costs associated with trust, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to Chase caused by third party errors; all expenses for microfilm, microfiche, imaging and other data and record storage costs; and any extraordinary expenses and other customary Fund expenses.

         (e) All fees, out-of-pocket expenses, or additional charges of Chase shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

         (f) Chase will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days from the statement date shall bear interest from the date of the statement to the date of payment by the Fund, at Chase's prime rate (as announced by Chase from time to time) plus two percent per year, and all costs and expenses of effecting collection of any such sums, including reasonable attorneys' fees, shall be paid by the Fund to Chase.

         (g) In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon ninety (90) days' written notice to the Fund by Chase. The Fund must notify Chase in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

     7. Limitation of Liability and Indemnification. (a) Chase shall use reasonable care in performing its duties under this Agreement. Chase shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care.

          (b) Chase shall indemnify the Fund for its direct damages, excluding attorneys' fees and costs, to the extent they result from Chase's negligence or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances shall Chase be liable for any indirect, consequential or special damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

          (c) Without limiting subsections (a) and (b) above, Chase shall not be responsible for, and the Fund shall indemnify and hold Chase, its officers, directors, agents and employees, harmless from and against, any and all Liabilities incurred by Chase, any of its officers, directors, agents or employees, in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

               (i) any and all actions of Chase or its officers or agents required to be taken pursuant to this Agreement;

               (ii) the reasonable reliance on or use by Chase or its officers, directors, employees or agents of information, records or documents furnished to it or them by or on behalf of the Fund, which are received by Chase or its officers, directors, employees or agents and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

               (iii) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions or omissions involving negligence or willful misfeasance;

               (iv) the breach of any representation or warranty of the Fund hereunder;

               (v) any delays, inaccuracies, errors in or omissions from information or data provided to Chase by data, corporate action services, pricing services or securities brokers and dealers;

               (vi) the offer or sale of shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions or omissions by the Fund or its other service providers and agents or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

               (vii) any failure of the Fund's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectuses;

               (viii) any actions taken by the Fund, its investment adviser or its distributor in compliance with, or the failure to so comply with, applicable securities, tax, commodities and other laws, rules and regulations; and

               (ix) all actions, inactions, omissions, or errors caused by third parties to whom Chase or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, its investment advisers, its distributor, administrator or sponsor.

          Notwithstanding subsection (a) above, it is expressly understood and agreed that Chase has no duty or obligation of reasonable care with respect to any of the activities described in clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix) of this subsection (c).

     8.   Rights over Securities; Set-off.

         (a) The Fund grants Chase a security interest in and a lien on the Financial Assets held in the Securities Account and the Senior Loans held in the Loan Account as security for any and all amounts which are now or become owing to Chase under any provision of this Agreement, whether or not matured or contingent
("Indebtedness").

          (b) Chase will be further entitled to set any such Indebtedness off against any cash or deposit account with Chase or any of its Affiliates of which the Fund is the beneficial owner. Chase will notify the Fund in advance of any such charge unless Chase reasonably believes that it might prejudice its interests to do so and, in such event, Chase will notify the Fund promptly afterwards.

     9.   Fund Representations.

          (a) the Fund is a business trust, duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b)  the Fund is authorized to enter into and perform this Agreement;

          (c) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;

          (d) the Fund is an investment company properly registered under the 1940 Act;

          (e) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

          (f) the Fund's registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

          (g) the Fund's execution, delivery and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

     10. Term. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated by either party on ninety (90) days' prior written notice. Upon termination of this Agreement, the Fund shall pay to Chase such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event of late payment or non-payment, Chase shall have the right to retain the records of the Fund until all fees and monies due Chase are paid. If the Fund terminates this Agreement for any reason prior to November 1, 2000, the Fund shall reimburse Chase, in accordance with Schedule C, for any start-up costs incurred by Chase that are not the obligation of the Fund under Section 6 of this Agreement. Sections 6 and 7 of this Agreement shall survive the termination of this Agreement with respect to any obligation of the Fund to Chase.

     11.  Miscellaneous.

          (a) Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

               If to the Fund:
                    Nuveen Senior Income Fund
                    333 West Wacker Drive
                    Chicago, Illinois 60603
                    Attention:  Fund Controller
                    Fax:  312-917-8049

               If to Chase Texas:
                    Chase Bank of Texas, National Association
                    600 Travis Street, 50th Floor
                    Houston, TX 77002
                    Attention:  ____________________
                    Fax:  713-216-2101

               If to Chase Boston:
                    Chase Global Funds Services Company
                    73 Tremont Street
                    Boston, MA 02108
                    Attention:  Karl-Otto Hartmann, General Counsel
                    Fax:  617-557-8616

          (b) The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

          (c) Chase shall not be responsible or liable for any harm, loss, expense, liability or damage of any nature suffered by the Fund, its investors, or other third parties or for any failure or delay in performance of Chase's obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Chase's control, including, without limitation, an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Chase's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of

Chase. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by Chase will not give the Fund the right to terminate this Agreement.

          (d) This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

          (e) If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

          (f) This Agreement will be binding on each of the parties' successors and assigns, including by operation of law.

          (g) Headings are for convenience only and are not intended to affect interpretation.

          (h) This Agreement, including the Schedules, sets out the entire agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written.

          (i) Chase will not disclose any confidential information concerning the Financial Assets, Senior Loans and/or cash held for the Fund except as is reasonably necessary to provide services to the Fund, as required by law or regulation or the organizational documents of the issuer of any Financial Asset or Senior Loan, or with the consent of the Fund. The Fund agrees to keep this Agreement confidential and, except where disclosure is required by law or regulation, will only disclose it (or any part of it) with the prior written consent of Chase.

          (j) Chase will not be required to maintain any insurance coverage for the benefit of the Fund.

          (k) This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

          (l) THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.


                                       NUVEEN SENIOR INCOME FUND

                                       By: ____________________________________

                                       Name: __________________________________

                                       Title: _________________________________


                                       CHASE BANK OF TEXAS,
                                       NATIONAL ASSOCIATION

                                       By: ____________________________________

                                       Name: __________________________________

                                       Title: _________________________________


                                       CHASE GLOBAL FUNDS
                                       SERVICES COMPANY

                                       By: ____________________________________

                                       Name: __________________________________

                                       Title: _________________________________

                                  SCHEDULE A
              DESCRIPTION OF CUSTODY AND LOAN PROCESSING SERVICES

1.  CUSTODY AND ACCOUNTS

1.1 Accounts.
    ---------

     (a) Chase Texas will establish and maintain the following accounts ("Accounts"):

          (i) a Loan Account in the name of the Fund for the Senior Loans which may be received by Chase Texas for the account of the Fund;

          (ii) a Securities Account in the name of the Fund for Financial Assets, which may be received by Chase Texas for the account of the Fund, including as an Entitlement Holder; and

          (iii) an account in the name of the Fund ("Cash Account") for any and all cash received by Chase Texas for the account of the Fund.

     (b) At the request of the Fund, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement, including a segregated Account or Accounts:

          (i) in accordance with the provisions of an agreement among the Fund and a broker-dealer (registered under the Securities and Exchange Act of 1934, as amended, and a member of the National Association of Securities Dealers, Inc., or any futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization, regarding escrow or other arrangements in connection with transactions by the Fund;

          (ii) for the purpose of segregating cash or Financial Assets with options purchased or sold by The Fund; and

          (iii) for any other corporate purposes as per the Instruction of an Authorized Person.

     (c) In connection with opening Accounts at the request of the Fund, Chase Texas is authorized to enter into demand deposit agreements on behalf of the Fund.

1.2  Cash Account.
     -------------

     Except as otherwise provided in Instructions acceptable to Chase Texas, all cash held in a Cash Account established or maintained by Chase Texas will be held during the period it is credited to the Accounts in one or more deposit accounts at Chase Texas in which cash shall not be subject to withdrawal by check or draft. Funds credited to the Cash Account will be transferred by Chase Texas by means of Instruction ("payment order") from an Authorized Person to a Chase Texas administrator assigned to the Fund. Payment orders and Instructions seeking to cancel payment orders or to amend payment orders which are issued by telephone, telecopier or in writing shall be subject to a mutually agreed security procedure and Chase Texas may execute or pay payment orders issued in the Fund's name when verified by an Authorized Person in accordance with such procedure.

1.3  Segregation of Assets; Nominee Name.
     ------------------------------------

     (a) The Fund will deliver or cause to be delivered to Chase Texas all Securities, Senior Loans, other property and all monies owned by it, including payments of interest, principal and capital distributions and cash received by it from the issuance of its shares, at any time during the period of this Agreement. Chase Texas will not be responsible for such Securities, Senior Loans, other property and such monies until actually received by it. All cash delivered to Chase Texas by or on behalf of the Fund will be deposited in the Cash Account. Chase Texas will deposit in the Loan Account all promissory notes, assignment agreements, participation certificates or other evidences of the Fund's interest in the Senior Loans. Chase Texas will identify in its records that Financial Assets credited to the Fund's Securities Account belong to the Fund (except as otherwise may be agreed by Chase Texas and the Fund).

     (b) Chase Texas is authorized to register in the name of the Fund, Chase Texas, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form or such Financial Assets shall be properly endorsed and in form for transfer satisfactory to Chase Texas. The Fund authorizes Chase Texas to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those deposited with Chase Texas. Senior Loans will remain in the name of the Fund.

1.4  Settlement of Trades.
     ---------------------

     When Chase Texas receives an Instruction directing settlement of a trade that includes all information required by Chase Texas, Chase Texas will use reasonable care to effect such settlement as instructed. Settlement of purchases and sales of Financial Assets and Senior Loans will be conducted in accordance with prevailing standards of the market in which the transaction occurs. The risk of loss will be the Fund's whenever Chase Texas delivers Financial Assets, Senior Loans or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of the Fund's counterparty to deliver the expected consideration as agreed, Chase Texas will contact the counterparty to seek settlement, but Chase Texas will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding or take any similar action.

1.5  Contractual Settlement Date Accounting.
     ---------------------------------------

     (a) Should the Fund request to have Chase Texas's Contractual Settlement Date Accounting Service, Chase Texas will effect book entries on a "contractual settlement date accounting" basis as described below with respect to the settlement of trades in those markets where Chase Texas generally offers contractual settlement day accounting and will notify the Fund of these markets from time to time.

          (i) Sales: On the settlement date for a sale, Chase Texas will credit the Cash Account with the sale proceeds of the sale and transfer the relevant Financial Assets to an account pending settlement of the trade if not already delivered.

          (ii) Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Chase Texas will debit the Cash Account with the settlement monies and credit a separate account. Chase Texas then will post the Securities Account as awaiting receipt of the expected Financial Assets. The Fund will not be entitled to the delivery of Financial Assets that are awaiting receipt until Chase Texas or its Securities Intermediary actually receives them.

Chase Texas reserves the right to restrict in good faith the availability of contractual day settlement accounting for credit reasons.

     (b) Chase Texas may (in its absolute discretion) upon oral or written notification to the Fund reverse any debit or credit made pursuant to this
Section 1.5 prior to a transaction's actual settlement, and the Fund will be responsible for any costs or liabilities resulting from such reversal. The Fund acknowledges that the procedures described in this sub-section are of an administrative nature, and Chase Texas does not undertake to make loans and/or Financial Assets available to the Fund.

1.6  Actual Settlement Date Accounting.
     ----------------------------------

     With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 1.5, Chase Texas will post the transaction on the date on which the cash or Financial Assets or Senior Loans received as consideration for the transaction is actually received by Chase Texas.

1.7  Use of Depositories.
     --------------------

     (a) Chase Texas may deposit Financial Assets with, and hold Financial Assets in, any securities depository, settlement system, dematerialized book entry system or similar system (collectively a "Securities Depository") on such terms as such systems customarily operate and the Fund will provide Chase Texas with such documentation or acknowledgements that Chase Texas may require to hold the Financial Assets in such systems. Chase Texas will have no responsibility for any act or omission by (or the insolvency of) any Securities Depository. In the event the Fund incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Chase Texas will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository.

     (b) Chase Texas may execute transactions involving Financial Assets through a broker which is an Affiliate (i) in the case of the sale of a fractional interest or (ii) if an Authorized Person directs Chase Texas to use an affiliated broker or otherwise requests that Chase Texas select a broker for a transaction. The affiliated broker will charge its customary commission (or retain its customary spread) with respect to either such transaction.

1.8  Income Collection; Autocredit.
     ------------------------------

     (a) Chase Texas will credit the Cash Account with income and redemption proceeds on Financial Assets in accordance with the times notified by Chase Texas from time to time on or after the anticipated payment date, net of any taxes that are withheld by Chase Texas or any third party. Where no time is specified for a particular market, income and redemption proceeds from Financial Assets will be credited only after actual receipt and reconciliation. Chase Texas may reverse such credits upon oral or written notification to the Fund that Chase Texas believes that the corresponding payment will not be received by Chase Texas within a reasonable period or such credit was incorrect.

     (b) Chase Texas will make reasonable endeavors in its discretion to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but Chase Texas will not be obliged to file any formal notice of default, institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action.

1.9  Fractions/Redemptions by Lot.
     -----------------------------

     Chase Texas may sell fractional interests in Financial Assets and credit the Cash Account with the proceeds of the sale. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Chase Texas may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Chase Texas deems to be fair and equitable.

1.10 Presentation of Coupons; Certain Other Ministerial Acts.
     -------------------------------------------------------

     Until Chase Texas receives Instructions to the contrary, Chase Texas will:

          (i) present all Financial Assets and Senior Loans for which Chase Texas has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

          (ii) execute in the name of the Fund such certificates as may be required to obtain payment in respect of Financial Assets and Senior Loans; and

          (iv) exchange interim or temporary documents of title held in the Securities Account or the Loan Account for definitive documents of title.

1.11  Overdrafts.
      ----------

     The Fund will have sufficient immediately available funds each day in the Cash Account (without regard to any Cash Account investments) to pay for the settlement of all Financial Assets and Senior Loans delivered against payment to the Fund and credited to the Securities Account or the Loan Account. If a debit to the Cash Account results (or will result) in a debit balance, then Chase Texas may, in its discretion, (i) advance an amount equal to the overdraft, (ii) reject the settlement in whole or in any part or (iii) if posted to the Securities Account or Loan Account, reverse the posting of the Financial Assets or Senior Loans credited to the Securities Account or the Loan Account. If Chase Texas elects to make such an advance, the advance will be deemed a loan to the Fund, payable on demand, bearing interest at the rate charged by Chase Texas from time to time, for overdrafts incurred by funds similar to the Fund, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Chase Texas makes similar overdrafts available from time to time. No prior action or course of dealing on Chase Texas' part with respect to the settlement of transactions on the Fund's behalf will be asserted by the Fund against Chase Texas for Chase Texas' refusal to make advances to the Cash Account or to settle any transaction for which the Fund does not have sufficient available funds in the Cash Account.

1.12  Corporate Actions.
      ------------------

     (a) Chase Texas will forward Corporate Actions to the Fund and notify the the Fund of those Corporate Actions of which Chase Texas' central corporate actions department receives notice from the issuer, the borrower, the agent bank, the selling institution or from the Securities Depository in which such Financial Assets are maintained or notice published in publications and reported in reporting services routinely used by Chase Texas for this purpose.

     (b) If an Authorized Person fails to provide Chase Texas with timely Instructions with respect to any Corporate Action, neither Chase Texas nor its nominees will take any action in relation to that Corporate Action.

1.13  Proxy Voting.
      -------------

     (a) Subject to and upon the terms of this sub-section, Chase Texas will provide the Fund with information which it receives on matters to be voted upon at meetings of holders of Financial Assets or Senior Loans ("Notifications"), and Chase Texas will act in accordance with the Fund's Instructions in relation to such Notifications. If information is received by Chase Texas at its proxy voting department too late to permit timely voting by the Fund, Chase Texas' only obligation is to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an "information only" basis.

     (b) Chase Texas will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Chase Texas at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, Chase Texas will not be obligated to provide further notice to the Fund.

     (c) The Fund acknowledges that the provision of proxy voting services may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to: (i) the Financial Assets or Senior Loans being on loan or out for registration; (ii) the pendency of conversion or another corporate action; or (iii) Financial Assets or Senior Loans being held at the Fund's request in a name not subject to the control of Chase Texas, in a margin or collateral account at Chase Texas or another Chase Texas or broker, or otherwise in a manner which affects voting, local market regulations or practices, or restrictions by the issuer.

     (d) Notwithstanding the fact that Chase Texas may act in a fiduciary capacity with respect to the Fund under other agreements or otherwise hereunder, in performing voting proxy services Chase Texas will be acting solely as the agent of the Fund, and will not exercise any discretion with regard to such proxy services or vote any proxy except when directed by an Authorized Person.

1.14  Statements and Information Available On-Line.
      --------------------------------------------

     (a) Chase Texas will issue statements to the Fund at times mutually agreed identifying the Financial Assets, Senior Loans and cash in the Accounts. Chase Texas also will provide additional statements containing this information upon the Fund's request. Additionally, Chase Texas will send (or make available on-line to) the Fund an advice or notification of any transfers of cash, Financial Assets or Senior Loans with respect to the Accounts. Chase Texas will be not be liable with respect to any matter set forth in those portions of any such statement (or reasonably implied therefrom) to which the Fund has not given Chase Texas a written exception or objection within sixty (60) days of receipt of the statement.

     (b) Prices and other information obtained from third parties which may be contained in any statement sent to the Fund will have been obtained from the Fund's independent third-party pricing service or the Investment Adviser. Chase Texas does not make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Financial Assets or Senior Loans. References in this Agreement to statements include any statements in electronic form.

     (c) The Fund acknowledges that records and unaudited reports available to it on-line will be unaudited and may not be accurate due to inaccurate pricing, delays in updating Account records and other causes. Chase Texas will not be liable for any loss or damage arising out of the inaccuracy of any such records or unaudited reports accessed on-line.

1.15  Access to Chase Texas's Records.
      -------------------------------

     Chase Texas will allow the Fund's independent public accountants such reasonable access to the records of Chase Texas relating to Financial Assets and Senior Loans as is required in connection with their examination of books and records pertaining to the Fund's affairs.


1.16  Taxation.
      --------

     (a) The Fund confirms that Chase Texas is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Fund's Accounts.

     (b) The Fund will provide to Chase Texas such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. The Fund undertakes to notify Chase Texas immediately if any information requires updating or correcting.

     (c) The Fund will be responsible for the payment of all taxes relating to the Financial Assets in the Securities Account or the Senior Loans in the Loan Account, and the Fund will pay, indemnify and hold Chase Texas harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Chase Texas to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed or to report interest, dividend or other income paid or credited to the Cash Account, whether such failure or delay by Chase Texas to pay, withhold or report tax or income is the result of (i) the Fund's failure to comply with the terms of this paragraph or (ii) Chase Texas' own acts or omissions; provided however, the Fund will not be liable to Chase Texas for any penalty or additions to tax due as a result of Chase Texas' failure to pay or withhold tax or to report interest, dividend or other income paid or credited to the Cash Account solely as a result of Chase Texas' negligence.

2.  LOAN PROCESSING

     (a) Chase Texas will enter information with respect to the interest rate, amortization schedule, maturity date and related information for each Senior Loan into the "Wall Street Office" software program of Financial Computer Software, L.P. ("WSO") provided to Chase Texas by the Fund;

     (b) Chase Texas will make adjustments on a daily basis to WSO to account for principal and interest payments received on the Senior Loans and interest rate resettings;

     (c) The Fund will forward all notices received from the agent banks with respect to the Senior Loans to Chase Texas;

     (d) Chase Texas will coordinate funding requests with the Fund in response to agent bank notices pertaining to additional borrowings;

     (e) Chase Texas will prepare an electronic extract of data from the WSO database on a daily basis and deliver a copy of same to the Fund;

     (f) Chase Texas will provide Chase Boston with information reasonably requested by Chase Boston to enable Chase Boston to perform net asset value calculations with respect to the loans on a daily basis; and

     (g) Chase Texas will reconcile purchases and sales of Senior Loans and Financial Assets with the Investment Adviser.

                                   SCHEDULE B
                    DESCRIPTION OF FUND ACCOUNTING SERVICES


   Chase Boston shall provide the following accounting services to the Fund:

   A. Maintenance of the books and records for the Fund's assets, including records of all securities transactions.

   B. Calculation of each Fund's, portfolios' or classes' net asset value in accordance with the Prospectus, and after the fund, portfolio or class meets eligibility requirements, transmission to NASDAQ and to such other entities as directed by the Fund.

   C. Accounting for dividends and interest received and distributions made by the Fund.

   D. Coordination with the Fund's independent auditors with respect to the annual audit, and as otherwise requested by the Fund.

   E.  As mutually agreed upon, domestic and/or international reports.

                                  SCHEDULE C
                               FEES AND EXPENSES

                        Custody and Loan Tracking Fees

                                   [TO COME]

          [to include transaction charges for short-term investments]



                             Fund Accounting fees


   A. For the services rendered under this Agreement, the Fund shall pay to Chase Global an annual fee based on the following schedule:

       ____ of 1% on the first $______ million in total assets, plus
       ____ of 1% on the first $______ million in total assets, plus
       ____ of 1% of the total assets in excess of $1 billion.

   B. The foregoing calculation is based on the average daily net assets of the Fund. The fees will be computed, billed and payable monthly. The minimum charge per year for the Fund will not be less than ______ of 1% of average daily net assets.

   C.  Out-of-pocket expenses will be computed, billed and payable monthly.

                                      C-1